Exhibit 99.1

vTv Therapeutics Announces 2022 First Quarter Financial Results and Provides Corporate Update

HIGH POINT, N.C. – (GLOBE NEWSWIRE) – May 12, 2022 – vTv Therapeutics Inc. (Nasdaq:VTVT) today reported financial results for the first quarter ended March 31, 2022, and provided an update on the progress of its clinical programs.

Recent Achievements and Outlook

Corporate

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Strategic Focus. We are prioritizing the development of our lead program TTP399, a novel, oral liver selective glucokinase activator, as a potential treatment for patients with type 1 diabetes (“T1D”), as well as continuing to support our currently partnered programs. Given the strategic focus on these programs, we have paused our development activities in the United States on HPP737 while we evaluate strategic options for it. As part of this planned strategic focus, the Company has reduced its workforce. We are actively seeking to raise capital through licensing TTP399 in regions outside of North America and Europe and are also actively seeking licensing deals for HPP737 and other assets. We are currently in active discussions with respect to financing, partnering, and licensing transactions for the further development of TTP399.

Type 1 Diabetes

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Mechanistic Study of Ketoacidosis with TTP399.  In October 2021, we announced positive results from the Mechanistic study indicating no increased risk of ketoacidosis with TTP399 during acute insulin withdrawal in patients with T1D. Patients with type 1 diabetes taking TTP399 experienced no increase in ketone levels relative to placebo during a period of acute insulin withdrawal, indicating that treatment with TTP399 presents no increased risk of ketoacidosis. In addition, patients taking TTP399 had improved fasting plasma glucose levels and experienced fewer hypoglycemic events relative to those taking placebo, consistent and supportive of the previously announced phase 2 Simplici-T1 Study results. Full study results will be published in the Diabetes Obesity and Metabolism journal in conjunction with the 82nd American Diabetes Association Scientific Sessions on June 6th, 2022.

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Pivotal Study Planning.  The Company is planning two pivotal, placebo-controlled clinical trials of TTP399 in subjects withT1D and has engaged with the Food and Drug Administration (“FDA”) on the optimal clinical trial designs for these studies. The studies will recruit a total of approximately 1000 patients and at least one of the studies will be one year of treatment. The FDA and the company have agreed on the primary endpoint for the studies as the difference between placebo and TTP399-treated group in number of hypoglycemia events. These pivotal studies are expected to start in 3Q 2022.

First Quarter 2022 Financial Results

•	Cash Position: The Company’s cash position as of March 31, 2022, was $12.1 million compared to $13.4 million as of December 31, 2021.

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Revenue: Revenue in first quarter of 2022 was $2.0 million and relates to an increase in the transaction price for a license performance obligation, that was fully recognized due to the satisfaction of a development milestone under the amended license agreement with Huadong. The revenue for the fourth quarter of 2021 was immaterial.

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R&D Expenses: Research and development expenses were $3.1 million and $5.4 million in each of the three months ended March 31, 2022 and December 31, 2021, respectively. The changes are attributable to (i) decreases of $2.0 million for a license payment to Novo Nordisk for the completion of TTP399 phase 2 studies in Q4 2021, (ii) decreased severance costs of $0.7 million and payroll costs of $0.1 million in connection with the Company's restructuring plan that occurred in Q4 2021, (iii) decreased spending of $0.5 million related to the multiple ascending dose study for HPP737 offset by (iv) increases of $1.3 million due to manufacturing and analytical work related to chemistry manufacturing and control “CMC” for pivotal TTP399 studies, and the progression of TTP399 toxicology studies in Q1 2022.

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G&A Expenses: General and administrative expenses were consistent between periods at $5.3 million and $5.7 million for each of the three months ended March 31, 2022, and December 31, 2021. However, individual changes in the quarters are attributable to (i) lower payroll costs of $0.4 million and lower severance costs of $0.7 million due to the Company's restructuring plan that occurred in December 2021 and separation agreement with the Company's former CEO in Q1 2022, (ii) lower shared-based expense of $0.6 million due to the modification of awards related to the retirement and separation agreements with several key employees that occurred in Q4 2021, offset by (iii) higher other G&A operating costs of $0.2 million and (iv) increases of $1.1 million in legal expense.

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Other Income/(Expense): Other expense for the three months ended March 31, 2022, was $2.7 million and was driven by an unrealized loss related to the Company’s investment in Reneo Pharmaceuticals, Inc. (“Reneo”), as well as gains related to a reduction in the fair value of the outstanding warrants to purchase shares of our own stock issued to a related party (“Related Party Warrants”). Other income for the three months ended December 31, 2021, was $1.6 million and was driven by changes in the fair value of our investment in Reneo, as well as the gains related to a reduction in fair value of the Related Party Warrants.

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Net Loss Before Non-Controlling Interest: Net loss before non-controlling interest was $9.4 million for the first quarter of 2022 compared to net loss before non-controlling interest of $9.5 million for the fourth quarter of 2021. The decrease in net loss before Non-Controlling Interest was attributable to (i) increases in other expense of $4.3 million driven by changes in the fair value of our investment in Reneo, as well as the gains related to a reduction in the fair value of the outstanding warrants to purchase shares of our own stock issued to a related party, offset by (ii) lower R&D expenses of $2.3 million, and (iii) higher revenue of $2.0 million due to an increase in the transaction price for a license performance obligation, that was fully recognized due to the satisfaction of a development milestone under the amended license agreement with Huadong.

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Net Loss Per Share: Diluted net loss per share was ($0.10) for the three months ended March 31, 2022 compared to diluted net loss per share of ($0.11) for the three months ended December 31, 2021, based on weighted-average diluted shares of 66.9 million and 66.8 million for the three-month periods ended March 31, 2022 and December 31, 2021, respectively.

vTv Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 30,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,138	$13,415
Accounts receivable	57	57
Prepaid expenses and other current assets	1,387	2,049
Current deposits	30	100
Total current assets	13,612	15,621
Property and equipment, net	255	278
Operating lease right-of-use assets	379	402
Long-term investments	5,939	9,173
Total assets	$20,185	$25,474
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$12,474	$8,023
Operating lease liabilities	191	184
Current portion of contract liabilities	35	35
Current portion of notes payable	—	256
Total current liabilities	12,700	8,498
Operating lease liabilities, net of current portion	441	492
Warrant liability, related party	770	1,262
Total liabilities	13,911	10,252
Commitments and contingencies
Redeemable noncontrolling interest	14,367	24,962
Stockholders’ deficit:
Class A Common Stock	669	669
Class B Common Stock	232	232
Additional paid-in capital	238,669	238,193
Accumulated deficit	(247,663)	(248,834)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(8,093)	(9,740)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$20,185	$25,474

vTv Therapeutics Inc.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended
	March 31, 2022	December 31, 2021
Revenue	$2,000	$9
Operating expenses:
Research and development	3,133	5,402
General and administrative	5,348	5,716
Total operating expenses	8,481	11,118
Operating loss	(6,481)	(11,109)
Interest expense	(1)	(6)
Other (expense) income, net	(2,742)	1,632
Loss before income taxes and noncontrolling interest	(9,224)	(9,483)
Income tax provision	200	—
Net loss before noncontrolling interest	(9,424)	(9,483)
Less: net loss attributable to noncontrolling interest	(2,417)	(2,432)
Net loss attributable to vTv Therapeutics Inc.	$(7,007)	$(7,051)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(7,007)	$(7,051)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.10)	$(0.11)
Weighted average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	66,942,777	66,785,550

vTv Therapeutics Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenue	$2,000	$987
Operating expenses:
Research and development	3,133	3,103
General and administrative	5,348	2,164
Total operating expenses	8,481	5,267
Operating loss	(6,481)	(4,280)
Interest income	—	1
Interest expense	(1)	—
Other expense, net	(2,742)	(1,648)
Loss before income taxes and noncontrolling interest	(9,224)	(5,927)
Income tax provision	200	15
Net loss before noncontrolling interest	(9,424)	(5,942)
Less: net loss attributable to noncontrolling interest	(2,417)	(1,701)
Net loss attributable to vTv Therapeutics Inc.	$(7,007)	$(4,241)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(7,007)	$(4,241)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.10)	$(0.08)
Weighted average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	66,942,777	56,472,535

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by programs for the treatment of type 1 diabetes. vTv’s development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and pancreatic cancer.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. In addition, we may not be able to successfully complete a successful financing, partnering or licensing transactions with respect to TTP399. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts

Investors:

IR@vtvtherapeutics.com.

or

Media:

PR@vtvtherapeutics.com